Exhibit 4.3

Execution Version

SECOND SUPPLEMENTAL INDENTURE

Second Supplemental Indenture (this “Supplemental Indenture”), dated as of December 1, 2015, among each subsidiary of the Successor Issuer (as defined below) that is a signatory hereto (each, a “Guaranteeing Subsidiary” and, collectively, the “Guaranteeing Subsidiaries”), upon consummation of the Merger (as defined below), the Successor Issuer (as successor in interest to the Issuer referred to and as defined below), a Delaware corporation, and Wilmington Trust, National Association, as trustee (under the Indenture referred to below) (the “Trustee”).

W I T N E S S E T H

WHEREAS, Building Materials Holdings Corporation, a Delaware corporation (the “Issuer”), has heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified prior to the date hereof, including pursuant to the First Supplemental Indenture, dated as of June 1, 2015 among VNS Corporation, ProCon Construction Services, LLC, and TrussMart Building Components, LLC, and the Trustee, the “Indenture”), dated as of September 20, 2013, providing for the issuance of an unlimited aggregate principal amount of 9.0% Senior Secured Notes due 2018 (the “Notes”);

WHEREAS, the Indenture provides that the Issuer will not merge into another Person unless the successor Person assumes by supplemental indenture all of the Issuer’s Obligations under the Notes;

WHEREAS, on the date hereof, the Issuer is merging with and into Stock Building Supply Holdings, Inc. (the “Merger”), which, upon consummation of the Merger, shall change its legal entity name to BMC Stock Holdings, Inc. (the “Successor Issuer”), at the “Effective Time” specified in the certificate of merger relating thereto to be filed concurrently herewith with the Secretary of State of Delaware (the “Effective Time”);

WHEREAS, pursuant to Section 9.01(3) and 9.01(4) of the Indenture, the Successor Issuer and the Trustee are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture without the consent of any Holder;

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiaries shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01(9) of the Indenture, the Trustee, the Successor Issuer and Guaranteeing Subsidiaries are authorized to execute and deliver this Supplemental Indenture without the consent of any Holder.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Assumption of Obligations. As of the Effective Time and after giving effect to the Merger, the Successor Issuer hereby expressly assumes all of the Issuer’s Obligations under the Notes and the Indenture.

(3) Agreement to Guarantee. Each Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including Article 10 thereof.

(4) Execution and Delivery. Each Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(5) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(6) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(7) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(8) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Successor Issuer and the Guaranteeing Subsidiaries.

[Signature page follows]

2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

BUILDING MATERIALS HOLDINGS

CORPORATION, a Delaware corporation, and upon consummation of the Merger with STOCK

BUILDING SUPPLY HOLDINGS, INC., BMC

STOCK HOLDINGS, INC.

By: /s/ Peter Alexander

Name: Peter Alexander

Title: Chief Executive Officer

COLEMAN FLOOR, LLC, a Delaware limited liability company By: /s/ James F. Major, Jr. Name: James F. Major, Jr. Title: Executive Vice President and Chief Financial Officer	STOCK BUILDING SUPPLY, LLC, a North Carolina limited liability company By: /s/ James F. Major, Jr. Name: James F. Major, Jr. Title: Executive Vice President and Chief Financial Officer
STOCK BUILDING SUPPLY MIDWEST, LLC, a Delaware limited liability company By: /s/ James F. Major, Jr. Name: James F. Major, Jr. Title: Executive Vice President and Chief Financial Officer
STOCK BUILDING SUPPLY WEST, LLC, a Utah limited liability company By: /s/ James F. Major, Jr. Name: James F. Major, Jr. Title: Executive Vice President and Chief Financial Officer	STOCK BUILDING SUPPLY OF ARKANSAS, LLC, a Delaware limited liability company By: /s/ James F. Major, Jr. Name: James F. Major, Jr. Title: Executive Vice President and Chief Financial Officer

Signature Page to Second Supplemental Indenture

SBS / BISON BUILDING MATERIALS, LLC, a Delaware limited liability company By: /s/ James F. Major, Jr. Name: James F. Major, Jr. Title: Executive Vice President and Chief Financial Officer	COLEMAN FLOOR SOUTHEAST, LLC, a Delaware limited liability company By: /s/ James F. Major, Jr. Name: James F. Major, Jr. Title: Executive Vice President and Chief Financial Officer
TBSG, LLC, a Delaware limited liability company By: /s/ James F. Major, Jr. Name: James F. Major, Jr. Title: Executive Vice President and Chief Financial Officer	SBS GUILFORD, LLC, a Delaware limited liability company By: /s/ James F. Major, Jr. Name: James F. Major, Jr. Title: Executive Vice President and Chief Financial Officer
STOCK WINDOW AND DOOR SOUTHEAST, LLC, a Delaware limited liability company By: /s/ James F. Major, Jr. Name: James F. Major, Jr. Title: Executive Vice President and Chief Financial Officer	STOCK BUILDING SUPPLY WEST (USA), INC., a Delaware corporation By: /s/ James F. Major, Jr. Name: James F. Major, Jr. Title: Executive Vice President and Chief Financial Officer

Signature Page to Second Supplemental Indenture

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Jane Schweiger
Name: Jane Schweiger
Title: Vice President

Signature Page to Second Supplemental Indenture